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                    Cohen & Steers Equity Income Fund, Inc.
                                757 Third Avenue
                            New York, New York 10017

                                                August 6, 1997

Cohen & Steers Capital Management, Inc.
757 Third Avenue
New York, New York 10017

Dear Sirs:

     Cohen & Steers Equity Income, Inc. (the "Fund") hereby accepts your offer to purchase 8,726.003 shares at a price of $11.46 per share for an aggregate purchase price of $100,000. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

     Any redemption of these shares by you will be reduced by a pro rata portion of any then unamortized organization expenses of the Fund. This proration will be calculated by dividing the number of shares to be redeemed by the aggregate number of shares held which represent the initial capital of the Fund.

                                           Sincerely,

                                           COHEN & STEERS EQUITY
                                           INCOME FUND, INC.


                                           By: /s/ Martin Cohen, President

Accepted:

COHEN & STEERS CAPITAL
MANAGEMENT, INC.


By: /s/ Martin Cohen, President

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